As filed with the Securities and Exchange Commission on March 22, 2016

File No. 333-90609

File No. 333-108330

File No. 333-108331

File No. 333-153286

File No. 333-171024

File No. 333-186814

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT No. 333-90609

FORM S-8 REGISTRATION STATEMENT No. 333-108330

FORM S-8 REGISTRATION STATEMENT No. 333-108331

FORM S-8 REGISTRATION STATEMENT No. 333-153286

FORM S-8 REGISTRATION STATEMENT No. 333-171024

FORM S-8 REGISTRATION STATEMENT No. 333-186814

Under

The Securities Act of 1933

JACKSONVILLE BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	59-3472981
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)

100 North Laura Street, Suite 1000

Jacksonville, Florida 32202

(904) 421-3040

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Jacksonville Bancorp, Inc. Stock Option Plan

Jacksonville Bancorp, Inc. Directors’ Stock Purchase Plan

2008 Amendment and Restatement of the Jacksonville Bancorp, Inc. 2006 Stock Incentive Plan

(Full Title of the Plans)

Edwin W. Hortman, Jr.

Chief Executive Officer

Ameris Bancorp

310 First St., S.E.

Moultrie, Georgia 31768

(229) 890-1111

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated Filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) relates to the following registration statements on Form S-8 (collectively, the “Registration Statements”) of Jacksonville Bancorp, Inc., a Florida corporation (the “Company”), which were filed with the Securities and Exchange Commission (the “SEC”):

1.	Registration Statement No. 333-90609, registering 152,599 shares of the Company’s common stock for issuance under the Jacksonville Bancorp, Inc. Stock Option Plan (the “Stock Option Plan”), which was filed with the SEC on November 9, 1999.

2.	Registration Statement No. 333-108330, registering 100,000 shares of the Company’s common stock for issuance under the Jacksonville Bancorp, Inc. Directors’ Stock Purchase Plan, which was filed with the SEC on August 28, 2003.

3.	Registration Statement No. 333-108331, registering an additional 67,500 shares of the Company’s common stock for issuance under the Stock Option Plan, which was filed with the SEC on August 28, 2003.

4.	Registration Statement No. 333-153286, registering 70,000 shares of the Company’s common stock for issuance under the 2008 Amendment and Restatement of the Jacksonville Bancorp, Inc. 2006 Stock Incentive Plan (the “Stock Incentive Plan”), which was filed with the SEC on September 2, 2008.

5.	Registration Statement No. 333-171024, registering an additional 110,000 shares of the Company’s common stock for issuance under the Stock Incentive Plan, which was filed with the SEC on December 7, 2010.

6.	Registration Statement No. 333-186814, registering an additional 6,820,000 shares of the Company’s common stock for issuance under the Stock Incentive Plan, which was filed with the SEC on February 22, 2013.

On September 30, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ameris Bancorp, a Georgia corporation (“Ameris”). On March 11, 2016, pursuant to the Merger Agreement, the Company was merged with and into Ameris, with Ameris being the surviving entity (the “Merger”).

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offerings, the Company removes from registration any and all shares of the Company common stock that were registered for issuance and that have not been sold by the holders of such securities through the Registration Statements as of the effective time of the Merger. The Company is filing the Post-Effective Amendment to reflect the deregistration of such securities.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Form 8-K filed with the SEC on October 1, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant (as successor to Jacksonville Bancorp, Inc.) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Moultrie, State of Georgia, on this 22nd day of March, 2016.

AMERIS BANCORP (as successor to Jacksonville Bancorp, Inc.)
By:	/s/ Dennis J. Zember Jr.
Name:	Dennis J. Zember Jr.
Title:	Executive Vice President and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.